ASSET PURCHASE AGREEMENT

                              BETWEEN

                      CAPITAL TRAINING COMPANY
                       a Missouri corporation
                    and its MAJORITY STOCKHOLDER

                                AND

                    BANKERS CONSULTING COMPANY,
                       a Missouri corporation





                            Dated as of
                           August 1, 1995

                         TABLE OF CONTENTS


                             ARTICLE 1

                    PURCHASE AND SALE OF ASSETS
                                                               Page
  1.1  Assets to be Acquired . . . . . . . . . . . . . . . . . . .1
  1.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . .1
  1.3  Transfer of Assets. . . . . . . . . . . . . . . . . . . . .1
  1.4  Assumption of Liabilities . . . . . . . . . . . . . . . . .2

                             ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF PURCHASER

  2.1  Due Organization. . . . . . . . . . . . . . . . . . . . . .2
  2.2  Due Authorization . . . . . . . . . . . . . . . . . . . . .2
  2.3  Brokers and Finders . . . . . . . . . . . . . . . . . . . .3

                            ARTICLE 3

   REPRESENTATIONS AND WARRANTIES OF SELLERAND MAJORITY STOCKHOLDER

  3.1  Due Organization. . . . . . . . . . . . . . . . . . . . . .3
  3.2  Due Authorization . . . . . . . . . . . . . . . . . . . . .3
  3.3  No Consents . . . . . . . . . . . . . . . . . . . . . . . .4
  3.4  Tax or Informational Returns. . . . . . . . . . . . . . . .4
  3.5  Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .4
  3.6  Properties. . . . . . . . . . . . . . . . . . . . . . . . .4
  3.7  Licenses and Permits. . . . . . . . . . . . . . . . . . . .4
  3.8  Intellectual Rights . . . . . . . . . . . . . . . . . . . .4
  3.9  Compliance with Laws. . . . . . . . . . . . . . . . . . . .5
  3.10 Employee Plans. . . . . . . . . . . . . . . . . . . . . . .5
  3.11 Contracts and Agreements. . . . . . . . . . . . . . . . . .5
  3.12 Claims and Proceedings. . . . . . . . . . . . . . . . . . .6
  3.13 Financial Statements. . . . . . . . . . . . . . . . . . . .6
  3.14 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  3.15 Business Relations. . . . . . . . . . . . . . . . . . . . .7
  3.16 Brokers and Finders . . . . . . . . . . . . . . . . . . . .7
  3.17 Inventory . . . . . . . . . . . . . . . . . . . . . . . . .7

  3.18 Accounts Receivable . . . . . . . . . . . . . . . . . . . .7
  3.19 Information Furnished to Purchaser. . . . . . . . . . . . .8
  3.20 Subscribers and Customers . . . . . . . . . . . . . . . . .8

                             ARTICLE 4

                        CONCURRENT DELIVERIES

  4.1  Deliveries to Purchaser . . . . . . . . . . . . . . . . . .8
  4.2  Deliveries to Seller and Majority Stockholder . . . . . . .9

                             ARTICLE 5

                          INDEMNIFICATION

  5.1  Indemnification of Purchaser. . . . . . . . . . . . . . . .9
  5.2  Indemnification of Seller.. . . . . . . . . . . . . . . . .9
  5.3  Defense of Third-Party Claims . . . . . . . . . . . . . . 10
  5.4  Direct Claims . . . . . . . . . . . . . . . . . . . . . . 11
  5.5  Bulk Sales Indemnification. . . . . . . . . . . . . . . . 11
  5.6  Limits on Indemnification . . . . . . . . . . . . . . . . 11
  5.7  Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . 12
  5.8  Real Property Lease . . . . . . . . . . . . . . . . . . . 12

                             ARTICLE 6

                           MISCELLANEOUS

  6.1  Use of Seller's Name. . . . . . . . . . . . . . . . . . . 12
  6.2  Collateral Agreements, Amendments, and Waivers. . . . . . 12
  6.3  Records . . . . . . . . . . . . . . . . . . . . . . . . . 12
  6.4  Successors and Assigns. . . . . . . . . . . . . . . . . . 13
  6.5  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 13
  6.6  Sales Taxes . . . . . . . . . . . . . . . . . . . . . . . 13
  6.7  Invalid Provisions. . . . . . . . . . . . . . . . . . . . 13
  6.8  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 13
  6.9  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 13
  6.10 Survival of Representations, Warranties, and Covenants. . 14
  6.11 Further Assurances. . . . . . . . . . . . . . . . . . . . 14

  6.12 No Third-Party Beneficiaries. . . . . . . . . . . . . . . 14
  6.13 Best Knowledge. . . . . . . . . . . . . . . . . . . . . . 14
  6.14 Governing Law . . . . . . . . . . . . . . . . . . . . . . 14
  6.15 Headings. . . . . . . . . . . . . . . . . . . . . . . . . 15
  6.16 Sections; Exhibits. . . . . . . . . . . . . . . . . . . . 15
  6.17 Disclosure Schedule . . . . . . . . . . . . . . . . . . . 15
  6.18 Number and Gender of Words. . . . . . . . . . . . . . . . 15
  6.19 Counterparts. . . . . . . . . . . . . . . . . . . . . . . 15


                              EXHIBITS

A - Form of Bill of Sale
B - Employment Agreement

                        ASSET PURCHASE AGREEMENT


  This Asset Purchase Agreement (this "Agreement") is made and entered into as of August 1, 1995, by and among Capital Training
Company, a Missouri corporation ("Seller"), Mr. Dean A. Pichee
("Majority Stockholder") and Bankers Consulting Company
("Purchaser").

                          R E C I T A L S

  WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and subject to the conditions set forth herein, substantially all of property, assets and business of Seller;

  WHEREAS, Majority Stockholder owns 77.8% of the issued and outstanding stock, $.01 par value per share, of Seller.

  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows:


                             ARTICLE 1

                    PURCHASE AND SALE OF ASSETS

  1.1 Assets to be Acquired. On the basis of the representations and warranties and for the consideration set forth in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, the name "CAPITAL TRAINING COMPANY," and all other property, assets and rights of Seller, including without limitation those assets set forth on
Schedule 1.1A, wherever located and whether or not reflected in the books and records of Seller (the "Transferred Assets"), except for excluded assets set forth on Schedule 1.1B. It is expressly understood and agreed that Purchaser shall not be liable for and does not assume any of Seller's obligations or liabilities (whether known or unknown, matured or unmatured, or fixed or contingent), except as specifically stated in Section 1.4 below.

  1.2 Purchase Price. The Purchase Price payable by Purchaser in consideration for sale of the Transferred Assets is $1,380,000
(the "Purchase Price"), which is being paid by Purchaser concurrently with the execution hereof to Seller through a wire transfer to the account designated by Seller.

  1.3 Transfer of Assets. Concurrently with the execution hereof, Seller is executing and delivering to Purchaser a Bill of Sale with respect to the Transferred Assets, which Bill of Sale shall be substantially in the form attached hereto as Exhibit A (the "Bill of Sale").

  1.4 Assumption of Liabilities. Subject to the terms of this Agreement, Purchaser agrees to assume and become responsible at Closing for those liabilities listed on Schedule 1.4, including those liabilities and obligations of Seller under the agreements, contracts, leases, licenses and other arrangements with customers and providers of Seller with respect to the Transferred Assets. Purchaser will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included in Schedule 1.4.

                             ARTICLE 2

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser hereby represents and warrants to Seller and Majority Stockholder as follows (with the understanding that Seller and Majority Stockholder are relying materially on each such representation and warranty in entering into and performing this Agreement):

  2.1 Due Organization. Purchaser is a corporation, validly existing, and in good standing under the laws of the State of Missouri and has full power and authority and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are owned or leased and such business is conducted.

  2.2 Due Authorization. Purchaser has full power and authority to enter into and perform its obligations under this Agreement and each agreement, instrument, and document required to be executed by Purchaser in accordance herewith. The execution, delivery, and performance by Purchaser of this Agreement and the agreements, documents, and instruments required to be executed and delivered by Purchaser in accordance herewith have been duly authorized by the Board of Directors of Purchaser. This Agreement and the agreements, documents, and instruments required to be executed and delivered by Purchaser in accordance herewith have been duly and validly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. Neither the execution, delivery, nor performance of this Agreement or any other agreement, instrument, or document to be executed by Purchaser in connection herewith shall (a) violate any federal, state, county, or local law, rule, or regulation or any order, writ, injunction, or decree of any court, agency or governmental body applicable to Purchaser or its properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which Purchaser is a party, or by which it or any of its properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, or
(c) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of Purchaser.

  2.3 Brokers and Finders. Purchaser has not incurred any liability to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                             ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF SELLER
                      AND MAJORITY STOCKHOLDER

  Seller and Majority Stockholder jointly and severally represent and warrant to Purchaser as follows (with the understanding that Purchaser is relying materially on each such representation and warranty in entering into and performing this Agreement):

  3.1 Due Organization. To the best of Seller's and Majority Stockholder's knowledge, Seller is a corporation validly existing and in good standing under the laws of the State of Missouri and has full power and authority and is qualified to own or lease its properties and to carry on its businesses in the U.S. and in places where such properties are owned or leased and such business is conducted except where the failure to qualify would not have a material adverse effect on the Transferred Assets or the business acquired by Purchaser from Seller.

  3.2 Due Authorization. Seller and Majority Stockholder have full power and authority to enter into and perform their respective obligations under this Agreement and each agreement, instrument, and document required to be executed by Seller and Majority Stockholder in accordance herewith. This Agreement has been duly and validly authorized, executed and delivered by Seller and Majority Stockholder, as the case may be, and constitutes valid and binding obligations of Seller and Majority Stockholder, as the case may be, enforceable in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. Except as described on Schedule 3.2, neither the execution, delivery, nor performance of this Agreement or any other agreement, instrument, or document to be executed by Seller in connection herewith shall (a) to the best of Seller's or Majority Stockholder's knowledge, violate any federal, state, county, or local law, rule, or regulation, (b) violate any order, writ, injunction, or decree of any court, agency or governmental body applicable to Seller or its properties, (c) violate or conflict with, or permit the cancellation of, any agreement to which Seller is a party, or by which it or any of its properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (d) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of, Seller, or
(e) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of Seller.

  3.3 No Consents. Except as described on Schedule 3.2, no consent or approval of any governmental agency or third party is required in order for Seller or Majority Stockholder to enter into and perform this Agreement or any agreement, instrument, or document executed by Seller or Majority Stockholder in accordance herewith.

  3.4 Tax or Informational Returns. Schedule 3.4 lists all federal and state tax returns of Seller for the four years ended
December 31, 1994, true and correct copies of which have been delivered to Purchaser.

  3.5 Assets. Schedule 1.1A sets forth all material assets of Seller. Schedule 3.5 lists all liens, security interests, claims, charges or other encumbrances against Seller or any of Seller's assets listed on Schedule 1.1A.

  3.6 Properties. Upon the consummation of the transactions contemplated hereby, Purchaser shall acquire good and marketable title to the Transferred Assets, free and clear of all liens, security interests, claims, and encumbrances except as set forth on
Schedule 3.5. The Transferred Assets are in good operating condition and repair, normal wear and tear excepted, are free from material defects, and are fit for the particular purposes for which they are intended. To the best of Seller's and Majority Stockholder's knowledge, the operation of the respective properties and businesses of Seller in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws.

  3.7 Licenses and Permits. To the best of Seller's and Majority Stockholder's knowledge, set forth on Schedule 3.7A is a list of all federal, state, county, and local governmental licenses, authorizations, accreditations, certificates, permits, and orders held or applied for by Seller. To the best of Seller's and Majority Stockholder's knowledge, Seller has complied, and is complying, in all material respects, with the terms and conditions of all such licenses, authorizations, accreditations, certificates, permits, and orders, and no material violation of any such licenses, authorizations, accreditations, certificates, permits, or orders, or the laws or rules governing the issuance or continued validity thereof, has occurred. To the best of Seller's and Majority Stockholder's knowledge, no additional license, authorization, accreditation, certificate, permit, or order is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of Seller, except (a) as may be required by authorities listed on Schedule 3.7B, and (b) those which the failure to obtain would not have a material effect on the conduct of the business of Seller. No claim has been made by any governmental authority (and, to the best actual knowledge of Seller and Majority Stockholder, no such claim is anticipated) to the effect that any license, authorization, accreditation, certificate, permit, or order in addition to those listed on Schedules 3.7A and 3.7B is necessary with respect to the business conducted by Seller.

  3.8 Intellectual Rights. To the best of Seller's and Majority Stockholder's knowledge, Schedule 3.8 is a list and description of all material patents, trademarks, service marks, trade names, and copyrights and applications therefor owned by or registered in the name of Seller or in which Seller has any right, license, or interest. Except for the agreements listed on Schedule 3.8, Seller is not a party to any license agreements, either as licensor or licensee, with respect to any patents, trademarks, service marks, trade names, or copyrights or applications therefor. Except as disclosed on Schedule 3.8, to the best of Seller's and Majority Stockholder's knowledge, Seller has good and marketable title to, or the right to use, such assets and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of its business, without the payment of any royalty or similar payment. Seller has not applied for or obtained any copyright or other intellectual property protection for its media, and to the best of its knowledge, Seller is not infringing any patent, trademark, service mark, trade name, or copyright of others, and Seller is not aware of any infringement by others of any such rights owned by Seller.

  3.9 Compliance with Laws. To the best of Seller's and Majority Stockholder's knowledge, Seller has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders that are applicable to Seller's business and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which Seller or its properties or operations are subject. No claim has been made by any governmental authority (and, to the best knowledge of Seller and Majority Stockholder, no such claim is anticipated) to the effect that the business conducted by Seller fails to comply, in any respect, with any law, rule, regulation, or ordinance. Without limiting the foregoing, to the best of Seller's and Majority Stockholder's knowledge, Seller has complied in all material respects with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

  3.10 Employee Plans. Seller does not have any employee benefit, savings, or retirement plans or agreements or employment or consulting contracts or agreements other than those set forth on
Schedule 3.10. Except for the plans listed on Schedule 3.10, Seller does not have any employee plans or agreements which are subject to ERISA.

  3.11 Contracts and Agreements.  The agreements listed on
Schedule 3.11A attached hereto constitute all of the written or oral contracts, commitments, leases, and other agreements relating to the subscribers and customers listed by Seller on Schedule 3.20 or to the Transferred Assets which are to be assigned to Purchaser. Seller has afforded, to Purchaser and its officers, attorneys, and other representatives the opportunity to review complete and correct copies of all such contracts, commitments, leases, and other agreements to which Seller is a party or by which Seller or its properties are bound. Except as listed in Schedule 3.11, Seller is not and, to the best knowledge of Seller and Majority

Stockholder, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any such contract, commitment, lease, or other agreement material to the Transferred Assets or business acquired hereunder, and Seller has not waived any right under any such contract, commitment, lease, or other agreement. Neither Seller nor Majority Stockholder has received any notice of default or termination under any such contract, commitment, lease, or other agreement and, except as contemplated by this Agreement, and Seller has not assigned or otherwise transferred any rights under any such contract, commitment, lease, or other agreement. There are no written or oral contracts, commitments or other agreements pursuant to which or in connection with which Seller has accepted payment for services or goods yet to be performed or provided by Seller to a third party other than those set forth in Schedule 3.11B (including a description of such services or goods to be performed or delivered and the amounts received by Seller).

  3.12 Claims and Proceedings. There are no claims, actions, suits, proceedings, and investigations pending or, to the best knowledge of Seller and Majority Stockholder, threatened against or affecting Seller or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. No inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of Seller and Majority Stockholder, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of each of Seller and Majority Stockholder, there is no basis for any such claim or action.

  3.13 Financial Statements. Seller has delivered to Purchaser a complete and correct copy of Seller's compiled financial statements for the three year period ended December 31, 1994, and its unaudited balance sheet and income statement at and for the three month period ended March 31, 1995 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods and each of the Financial Statements fairly present the financial position, results of operations, and changes in financial position of Seller as of the indicated date and for the indicated period. Since December 31, 1994, there has been no material adverse change in the financial position, assets, results of operations, or business of Seller, other than those normally encountered in the market place.

  3.14 Taxes. Except as set forth on Schedule 3.14A, to the best of Seller's and Majority Stockholder's knowledge, all federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other tax (collectively, "Taxes") returns, reports, and declarations of estimated tax (collectively, "Returns") which were required to be filed by Seller on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Tax liabilities of Seller. To the best of Seller's and Majority Stockholder's knowledge, all Taxes, assessments, penalties, and interest which have become due pursuant to such Returns have been paid or adequately accrued in the Financial Statements. Schedule 3.14B lists all of the states in which Seller has filed Returns during the 1994 calendar year and sets forth the amount and type of Taxes paid to such states. Seller has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no pending or, to the best of Seller's and Majority Stockholder's knowledge, threatened, claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Seller Tax Actions") with respect to any Taxes owed or allegedly owed by Seller. Except as set forth on Schedule 3.14A, to the best knowledge of Seller and Majority Stockholder, there is no basis for any Seller Tax Actions. There are no tax liens on any of the assets of Seller. To the best of Seller's and Majority Stockholder's knowledge, proper and accurate amounts have been withheld and remitted by Seller from and in respect of its employees for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations. Seller is, and for all of its existence has been, an S corporation as defined in the Internal Revenue Code of 1986, as amended.

  3.15 Business Relations.  Neither Seller nor Majority
Stockholder knows or has any reason to believe that any customer, client, or supplier of Seller will cease or otherwise refuse to do business with Purchaser after the closing of the transactions contemplated herein in the same manner as such business was previously conducted with Seller. Neither Seller nor Majority Stockholder have received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by Seller nor is Seller or Majority Stockholder aware of any facts which could lead it to believe that the business of Seller will be subject to any such material disruption. This Section 3.15 does not constitute a warranty by Seller or Majority Stockholder of the size of the subscription base that will be maintained by Purchaser following the closing of the transactions contemplated herein or of such subscribers' satisfaction with video tapes, programs or services provided by Purchaser.

  3.16 Brokers and Finders. Seller has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated herein.

  3.17 Inventory. Schedule 3.17 is a true, complete and accurate list of each item of Seller's tape library. As used herein, the term "tape library" shall include all printed material prepared for and to be sent or used in connection with such tapes. Seller owns such inventory free and clear of all liens, security interests and third party claims which would interfere with the use of such inventory, subject to the agreements listed on Schedule 3.11A.

  3.18 Accounts Receivable. Schedule 3.18 is a list of all of the Accounts Receivable of Seller as of June 30, 1995 and July 31, 1995. Except as listed on Schedule 3.18, (a) all of such Accounts Receivable are free and clear of any security interests, liens, encumbrances, or other charges; (b) to the best of Seller's and Majority Stockholder's knowledge, none of such Accounts Receivable are subject to any offset or claims of offset; and (c) none of the obligors of such Accounts Receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

  3.19 Information Furnished to Purchaser. Seller has made available to Purchaser and its officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of Seller, and, to the best knowledge of Seller and Majority Stockholder, neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to Purchaser or its officers, attorneys, accountants, or representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

  3.20 Subscribers and Customers. Schedule 3.20 accurately sets forth as of July 31, 1995 the name of each existing subscriber and customer of Seller and a description of the date and term of the agreement relating to such subscriber or customer.


                             ARTICLE 4

                       CONCURRENT DELIVERIES


  4.1 Deliveries to Purchaser. Concurrently with, and as a condition to, its delivery and execution hereof, Purchaser is being delivered the following:

       (a) A copy of the resolutions duly adopted by Seller's Board of Directors approving the adoption, execution and delivery of this Agreement and authorizing all necessary or proper action to enable Seller to comply with the terms hereof.

       (b) A copy of the resolutions duly adopted by Seller's stockholders authorizing the adoption, execution and delivery of this Agreement and approving the sale of Seller's assets as contemplated hereby.

       (c)  The Bill of Sale, duly executed by Seller.

       (d) A certificate executed by the President of Seller accurately setting forth the number of Subscribers as of the date hereof as customarily counted by Seller.

       (e) The Employment Agreement in the form attached hereto as Exhibit B (the "Employment Agreement"), duly executed by
  Dean A. Pichee.

       (f) At least one master copy of each item of tape inventory included in the Transferred Assets.

       (g) Physical possession of all items of tangible property included in the Transferred Assets.

       (h)  The Disclosure Schedules as described in
  Section 6.17 hereof.

       (i) Possession and control, together with proper signature authority, of the bank accounts and other deposits of Seller.

  4.2  Deliveries to Seller and Majority Stockholder.
Concurrently with its execution and delivery hereof, Seller is being delivered the following:

       (a) A copy of the resolutions duly adopted by Purchaser's Board of Directors or a duly authorized committee thereof approving the execution and delivery of this Agreement and authorizing all necessary or proper action to enable
  Purchaser to comply with the terms hereof.

       (b) A wire transfer of the Purchase Price as set forth in Section 1.2 hereof.

       (c)  The Employment Agreement, duly executed by
  Purchaser.

                             ARTICLE 5

                          INDEMNIFICATION

  5.1 Indemnification of Purchaser. Seller and Majority Stockholder agree to jointly and severally indemnify and hold harmless Purchaser, and its respective affiliates, officers, directors, stockholders and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Purchaser Indemnified Costs") which any of Purchaser Indemnified Parties may sustain, or to which any of Purchaser Indemnified Parties may be subjected, arising out of any breach or default by Seller or Majority Stockholder of or under any of their respective representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

  5.2 Indemnification of Seller. Purchaser agrees to indemnify and hold harmless Seller and Majority Stockholder, and each of their respective affiliates, officers, directors, and employees (collectively, the "Seller Indemnified Parties" and, collectively with Purchaser Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Seller Indemnified Costs" and, collectively with Purchaser Indemnified Costs, the "Indemnified Costs") which any of Seller Indemnified Parties may sustain, or to which any of Seller Indemnified Parties may be subjected, arising out of any breach or default by Purchaser under any of their respective representations, warranties, covenants, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith.

  5.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the party who is obligated to provide indemnification hereunder (the "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 5. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

       (a) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

       (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgement of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgement, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgement could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

       (c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

       (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgement of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgement which would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 5 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

  5.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 5.3 hereof because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which he, she, or it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall amount to a waiver of such claim.

  5.5 Bulk Sales Indemnification. The parties hereto hereby waive compliance with any laws governing bulk sales (to the extent such laws are applicable to the transactions contemplated by this Agreement). Seller hereby agrees to indemnify Purchaser for any liabilities incurred by Purchaser as a result of such non-compliance or claims asserted against Purchaser or any of the Transferred Assets in respect of any liabilities of Seller that are not assumed by Purchaser.

  5.6 Limits on Indemnification. Notwithstanding anything in this Agreement to the contrary, (i) Seller and Majority Stockholder shall not have any obligation to indemnify the Purchaser Indemnified Parties under this Article 5 until Purchaser has suffered Material Purchaser Indemnified Costs (as defined below) in excess of $10,000.00 aggregate; and (ii) Majority Stockholder's obligation to indemnify the Purchaser Indemnified Parties under this Article 5 shall cease when the amount of Purchaser Indemnified Costs paid by Majority Stockholder exceeds the amount of the Purchase Price allocated to and received by Majority Stockholder. "Material Purchaser Indemnified Costs" are (i) any Purchaser Indemnified Costs arising from the breach of Sections 3.2, 3.4, 3.5, the first two sentences of Section 3.6, the last sentence of
Section 3.7, the second and third sentences of Section 3.8, the second sentence of Section 3.9, Sections 3.10, 3.11, 3.12, 3.13, the third, fourth, fifth, sixth and seventh sentences of Section 3.14, Sections 3.15, 3.16, 3.17, 3.18, 3.19 and 3.20, and (ii) any
portion of a Purchaser Indemnified Cost which arises from breach of any other representation, warranty, covenant, agreement or other provision of this Agreement or any agreement or document executed in connection herewith and which is in excess of a material amount on an individual basis.

  5.7  Exclusive Remedy.  The indemnification provided in this
Article 5 shall be the sole and exclusive remedy and recovery for
(a) any Purchaser Indemnified Party against Seller or Majority Stockholder for any Purchaser Indemnified Costs for breach of a representation or warranty contained in Article 3, and (b) any Seller Indemnified Party against Purchaser for any Seller Indemnified Costs for breach of a representation or warranty contained in Article 2.

  5.8 Real Property Lease. Purchaser acknowledges that Seller is a party to a real property lease by and between Seller and County Life Insurance Company for the property located at 744 Office Parkway Boulevard, Suite 150, St. Louis, Missouri 63141, expiring on October 31, 1996 (the "Lease"). Purchaser agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any Seller Indemnified Costs which any of the Seller Indemnified Parties may sustain or to which any of the Seller Indemnified Parties may be subjected, arising out of or related to the Lease which accrue on or after Closing.

                             ARTICLE 6

                           MISCELLANEOUS

  6.1 Use of Seller's Name. Seller and Majority Stockholder, jointly and severally, hereby covenant and agree concurrently with the execution of this Agreement, they shall cause an amendment of Seller's Articles of Incorporation to change its name or take such other action as is reasonable and necessary to enable Purchaser to use the name "Capital Training Company" and gain the benefits of all contracts, rights, trademarks, trade names, service marks and the Transferred Assets.

  6.2 Collateral Agreements, Amendments, and Waivers. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

  6.3 Records. Concurrently with the execution hereof, Seller is turning over and delivering to Purchaser all files of Seller relating to the Transferred Assets, including, without limitation, all subscription documents and records, any and all operating manuals, third party warranties, and like materials and data in Seller's and Majority Stockholder's possession relating to the operation of business, facilities, improvements, and equipment included in the Transferred Assets, and all appropriate books and records, accounting information, and operating information and data, whether current or historical, reasonably related to the Transferred Assets.

  6.4 Successors and Assigns. No rights or obligations of any party hereto under this Agreement may be assigned (except that Purchaser may assign any part of its rights and obligations to any affiliate thereof). Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this
Section 6.4, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, and successors.

  6.5 Expenses. Each of the parties hereto shall pay its own respective costs and expenses, including but not limited to attorneys' fees, incurred in connection with this Agreement.
  6.6 Sales Taxes. Seller shall be responsible for and shall pay all federal, state, or local taxes, if any, arising by reason of or resulting from the sale of the Transferred Assets as contemplated hereby.

  6.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

  6.8 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

  6.9 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received
(a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by facsimile or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

  If to Purchaser:         Bankers Consulting Company
                           1303 Marsh Lane
                           Carrollton, Texas 75006
                           Attn: Mr. Jack T. Smith
                           Fax No: (214) 716-5105

  If to Seller or
  Majority Stockholder:    Dean A. Pichee
                           744 Office Parkway, Suite 150
                           St. Louis, Missouri  63141
                           Fax No. (314) 567-0909

  With a copy to:          Ronald N. Compton, Esq.
                           Summers, Compton, Wells & Hamburg, P.C.
                           8909 Ladue Road
                           St. Louis, Missouri  63124
                           Fax No. (314) 991-2413

Each party may change its address for purposes of this Section 6.9 by proper notice to the other parties.

  6.10 Survival of Representations, Warranties, and Covenants.
All covenants, agreements, representations, and warranties of each party made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the closing of the transactions contemplated hereby (unless the other party knew or had reason to know of any misrepresentation or breach of a covenant, agreement or warranty at the time of Closing) and shall remain in effect for a period of two (2) years after the date hereof.

  6.11 Further Assurances. From time to time hereafter, at the request of Purchaser, but without further consideration, Seller and Majority Stockholder jointly and severally agree to execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby.

  6.12 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

  6.13 Best Knowledge.  When used in this Agreement, the term
"best knowledge" (or any variation thereof) refers to knowledge obtained after due inquiry.

  6.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

  6.15 Headings. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

  6.16 Sections; Exhibits. All references to "Sections", "Subsections", "Schedules", and "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, annexes, and exhibits of and to this Agreement.

  6.17 Disclosure Schedule. All of the Schedules referred to herein are, unless specifically indicated otherwise, contained in the Disclosure Schedule to this Agreement of even date herewith which is made a part hereof for all intents and purposes.

  6.18 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

  6.19 Counterparts. This Agreement may be executed in multiple counterparts; provided that all such counterparts together shall be deemed to constitute one agreement. This Agreement may be executed by facsimile signatures.

  6.20 Effective Date. This Agreement shall be deemed effective as of August 1, 1995. Whenever adjustments or assumptions of liabilities are referred to herein as occurring at Closing, they shall be made effective as of August 1, 1995.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

                           BANKERS CONSULTING COMPANY



                           By:               Gary Corona
                                            Vice President


                           CAPITAL TRAINING COMPANY



                           By:               Dean A. Pichee
                                                 President